UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2007
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MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)

11419 Sunset Hills Road, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 23, 2007, Maximus, Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that it had entered into an agreement with the Federal government to settle the investigation of the company’s Medicaid claiming work for the District of Columbia.  As part of the settlement, the Company has entered into:  (i) a Settlement Agreement with the U.S. Department of Justice (“DOJ”) on behalf of the Office of Inspector General of the Department of Health and Human Services (“HHS”) (the “DOJ Settlement Agreement”); (ii) a Corporate Integrity Agreement with HHS (the “Integrity Agreement”); and (iii) a Deferred Prosecution Agreement with the United States Attorney’s Office for the District of Columbia (“USAO”) (the “Deferred Prosecution Agreement”).

Pursuant to the terms of the DOJ Settlement Agreement the Company will make a cash payment (the “Settlement Payment”) to the United States Government of $30.5 million for Medicaid claims prepared on behalf of the District of Columbia that were based on insufficient documentation (the “Covered Conduct”).  The Company will also pay $460 thousand to settle employment and attorneys fees claims of a former employee who filed a False Claims Act lawsuit relating to this matter.  In return for the Settlement Payment and subject to the fulfillment of its obligations under the DOJ Settlement Agreement, the United States agrees to release the Company (including any related parent companies, subsidiaries, officers, directors, employees and affiliates) from any civil or administrative monetary claims relating to the Covered Conduct under the False Claims Act, the Civil Monetary Penalties Law, the Program Fraud Civil Remedies Act or the common law theories of payment by mistake, unjust enrichment, and fraud, and any causes of action for which the civil division of the DOJ has present authority to assert.  Additionally, subject to satisfaction of its obligations in the Integrity Agreement and the DOJ Settlement Agreement, HHS agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from Medicare, Medicaid or other Federal health care programs as it relates to the Covered Conduct.

As part of the DOJ Settlement Agreement, the Company agreed to enter into the Integrity Agreement, which will promote compliance with the statutes, regulations and written directives of Medicare, Medicaid and all other Federal health care programs.  Under the Integrity Agreement, the Company is required to revise and enhance its existing compliance program, including the appointment of a compliance officer and compliance committee, the development and/or revision of written standards including the Company’s code of conduct and policies and procedures, the provision of relevant training and education to its employees and the creation of a disclosure program.  The Company is required to engage the HHS Office of Audit Services to review its implementation of the Company’s obligations under the Integrity Agreement and will be subject to certain notification and reporting requirements.  The Integrity Agreement requires the Company to assume certain compliance obligations for a period of five years.

Pursuant to the terms and conditions of the Deferred Prosecution Agreement, the USAO agrees to defer the filing of criminal charges against the Company for 24 months with respect to the Covered Conduct, provided that the Company accepts responsibility for its conduct, cooperates with the USAO, makes the Settlement Payment, complies with Federal criminal laws and otherwise complies with the Deferred Prosecution Agreement.  If the Company satisfies its obligations under the Deferred Prosecution Agreement for the 24-month deferral period, the USAO agrees not to file criminal charges against the Company with respect to the Covered Conduct.

The forgoing description of the DOJ Settlement Agreement, the Integrity Agreement, and the Deferred Prosecution Agreement are qualified in their entirety by the text of such agreements which are attached hereto as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Settlement Agreement dated July 20, 2007 among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, relator Benjamin Turner, and Maximus, Inc.

10.2
Corporate Integrity Agreement dated July 20, 2007 between Maximus, Inc. on behalf of the Maximus Consulting Segment and the Office of Inspector General of the United States Department of Health and Human Services.

10.3	Deferred Prosecution Agreement dated July 23, 2007 between Maximus, Inc. and the United States Attorney’s Office for the District of Columbia.

99.1	Press release dated July 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: July 24, 2007	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary